Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our reports incorporated by reference herein dated May 23, 2007 on the financial statements of the Wireless Fund dated as of March 31, 2007 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Wireless Fund (SEC File No. 811-09781 and 333-94671).

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

July 24, 2007